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                                                                EXHIBIT (h)(iii)

                                  AMENDMENT TO
                           TRANSFER AGENCY AGREEMENT
                           -------------------------


          This Amendment is made as of November ___, 2000, between OLD WESTBURY FUNDS, INC. (the "Company"), and BISYS Fund Services Ohio, Inc. ("BISYS"). The parties hereby amend the Transfer Agency Agreement (the "Agreement") between the Company and BISYS, dated as of November 15, 1999, as set forth below.

          WHEREAS, the parties hereto wish to modify Section 5 of the Agreement, entitled "Term," by extending the initial term set forth therein; and

          WHEREAS, the parties wish to modify the fee schedule set forth in Schedule B to the Agreement.

          NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants herein set forth, the parties agree as follows:

          1. Capitalized terms not otherwise defined herein shall have the same meaning as in the Agreement.

          2. Section 5 of the Agreement shall be amended and restated in its entirety to read as follows:

               5. Term.
                  ----

               This Agreement shall remain in effect through February 28, 2003 ("Initial Term"). During the Initial Term, this Agreement may be terminated without penalty (i) by mutual agreement of the parties, (ii) for "cause," as defined below, upon the provision of 60 days advance written notice by the party alleging cause or
               (iii) as to any Fund or the Company, except for a Combination, as defined below, upon the liquidation, dissolution or elimination (hereinafter referred to as "liquidation") of such Fund or the Company, as the case may be.

               After the Initial Term, this Agreement may be renewed by the parties hereto for additional one year periods and may be terminated without penalty by a vote of a majority of the entire Board of Directors of the Company, upon 90 days' written notice to BISYS, or by BISYS upon 90 days' written notice to the Company.

               For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty
               (30) days following written notice of such breach from the non-breaching party; (b) an act or series of acts or omissions which, in the aggregate, constitutes, in the reasonable judgment of the Company's Directors, a serious failure to perform satisfactorily BISYS' obligations hereunder;

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               (c) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (d) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

               Notwithstanding the foregoing, after such termination for so long as BISYS, with the written consent of the Company, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due BISYS through the effective date of termination and unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Company, in addition to the compensation described in Schedule B of this Agreement, the amount of all of BISYS' cash disbursements for services in connection with BISYS' activities in effecting such termination, including without limitation, the delivery to the Company and/or its designees of the Company's property, records, instruments and documents.

               If, during the Initial Term of this Agreement, for any reason other than nonrenewal, mutual agreement of the parties, "cause", as defined above, or "liquidation", as defined above, BISYS is replaced as transfer agent, or if a third party is added to perform all or a part of the services provided by BISYS under this Agreement (excluding any Sub-transfer Agent appointed by BISYS as provided in Section 1 hereof), then the Company shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to BISYS equal to (i) the balance due BISYS for the remainder of the Initial Term, in the event such termination occurs during the first twelve (12) months of the Initial Term,
               (ii) seventy-five percent (75%) of the balance due BISYS for the remainder of the Initial Term, in the event such termination occurs during the second twelve (12) months of the Initial Term, or (iii) fifty percent (50%) of the balance due BISYS for the remainder of the Initial Term, in the event such termination occurs after the first twenty-four (24) months of the Initial Term, assuming for purposes of calculation of the payment that such balance shall be based upon the average amount of the Company's assets for the twelve months prior to the date BISYS is replaced or a third party is added.

               In the event that the Company is merged into, or its assets are combined with, another legal entity in part or in whole pursuant to any form of business reorganization (a "Combination") prior to the expiration of the Initial Term and BISYS is not retained to provide transfer agency services consistent with this Agreement, the parties acknowledge and agree that the one-time cash payment referred to in the preceding

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               paragraph shall be due and payable. No other fees or amounts shall be due BISYS in the event of a Combination.

               The parties further acknowledge and agree that, in the event BISYS is replaced, or a third party is added, as set forth above,
               (i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

     3. Section 9 of the Agreement, entitled "Standard of Care; Reliance on Records and Instructions; Indemnification", shall be amended by adding a new paragraph, which paragraph is set forth below:

               BISYS agrees to indemnify and hold harmless the Company, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS' bad faith, willful misconduct, negligence or from reckless disregard of its obligations and duties, with respect to the performance of services under this Agreement. The Company shall give BISYS written notice of and reasonable opportunity to defend against said claim in its own name or in the name of the Company.

     4. Schedule B to the Agreement, entitled "Transfer Agent Fees", shall be amended by eliminating the Annual Per Fund Fee and by replacing the section entitled "Annual Per Shareholder Account Fee" with the following:

               Annual Per Shareholder Account Fee:      $20.00

               The above-referenced fee shall apply to all Shareholder Accounts in excess of 700 during any month of the term of this Agreement.

     5. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

     6. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

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     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.



                                    OLD WESTBURY FUNDS, INC.


                                    By: __________________________________

                                    Title: _______________________________



                                    BISYS FUND SERVICES OHIO, INC.


                                    By: __________________________________

                                    Title: _______________________________


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